UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2020

THE ONE GROUP HOSPITALITY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001‑37379	14‑1961545
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1624 Market Street,  Suite 311

Denver,  Colorado 80202

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (646) 624‑2400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communication pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre-commencement communication pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	STKS	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b‑2 of the Securities Exchange Act of 1934 (17 CFR §240.12b‑2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On May 4, 2020, Goldman Sachs Bank USA (“GSB”), as administrative agent, collateral agent and lead arranger under the Credit and Guaranty Agreement dated October 4, 2019 between The ONE Group Hospitality, Inc. (the “Company”) and certain of its subsidiaries, the lenders from time to time party thereto and GSB (the “Credit Agreement”), (1) consented to the CARES Act Loans described under Item 2.03 and (2) agreed that the amount of the CARES Act Loans  will not be counted toward the permitted amount of Consolidated Total Debt,  as defined under the Credit Agreement,  to the extent the amounts are retained as cash during the term of the CARES Act Loans in a segregated deposit account or used for purposes that are forgivable under the CARES Act, provided that the proceeds of the CARES Act Loans must be used only for “allowable uses” under the CARES Act (with at least 75% of the utilized proceeds to be used for purposes that result in the CARES Act Loans being eligible for forgiveness) or used for the repayment of the CARES Act Loans.

On May 8, 2020, GSB and the Company and certain of its subsidiaries entered into an amendment to the Credit Agreement that:

•

Relaxes the fixed charge coverage ratio (decreasing the ratio for remaining measurement dates in 2020 to 1.20 to 1.00 from 1.35 to 1.00) and the leverage ratio  (increasing the ratio at June 30, 2020 to 3.00 to 1.00 from 2.50 to 1.00, and the ratio at September 30 and December 31, 2020 to 2.75 to 1.00 from 2.25 to 1.00).

•	Requires minimum “Consolidated Liquidity” to be $4,000,000 for the balance of 2020 (from $1,500,000).

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 4, 2020, two subsidiaries of  the Company entered into promissory notes (“CARES Act Loans”) with BBVA USA under the Paycheck Protection Program (“PPP”) created by the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). Repayment of the CARES Act Loans is guaranteed by the U.S. Small Business Administration (“SBA”). The ONE Group, LLC received a loan of $9.8 million related to the operations of STK restaurants, and Kona Grill Acquisition, LLC received a loan of $8.5 million related to the operation of Kona Grill restaurants.

In accordance with the requirements of the CARES Act, the Company will use proceeds from the CARES Act Loans primarily for payroll costs. The CARES Act Loans are scheduled to mature on April 28, 2022 and have a 1.00% interest rate and are subject to the terms and conditions applicable to PPP loans.  Among other terms, BBVA may declare a default of the CARES Act Loans if a guarantor disputes the validity of the guaranty of indebtedness, if a material adverse change occurs in our financial condition, or if BBVA believes the prospect of repayment of the CARES Act Loans or performance of obligations under the promissory notes is impaired. On an event of default, BBVA may declare principal and unpaid interest immediately due and payable, and it may charge default interest of 10%.

Item 9.01 Financial Statements and Exhibits

(d)         Exhibits.

10.1	Promissory Note effective May 4, 2020 between The ONE Group, LLC and BBVA USA.

10.2	Promissory Note effective May 4, 2020 between Kona Grill Acquisition, LLC and BBVA USA.
10.3	First Amendment to Credit and Guaranty Agreement dated May 8, 2020 between The ONE Group, LLC, certain other credit parties, and Goldman Sachs Bank USA, as administrative agent for the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 8, 2020	THE ONE GROUP HOSPITALITY, INC.

	By:	/s/ Tyler Loy
	Name:	Tyler Loy
	Title:	Chief Financial Officer